Payment Date	03/25/2002

Servicing Certificate	Group 1A	Group 1B
Beginning Pool Balance	129,230,978.08	127,037,392.19
Beginning PFA	0.00	0.00
Ending Pool Balance	128,253,051.62	123,971,022.56
Ending PFA Balance	-	-
Principal Collections	5,161,982.51	6,589,761.80
Principal Draws	4,184,056.05	3,523,392.17
Net Principal Collections	-	-
Active Loan Count	6,008	2,505

Interest Collections	704,419.31	276,319.71

Net Weighted Average Coupon Rate	6.83000%	6.57300%
Substitution Adjustment Amount	0.00	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%
Class I - A - 1	128,836,000.00	128,836,000.00	1.0000000	0.00	212,436.25	0.00	49.89%
Class I - A - 2	129,400,000.00	129,400,000.00	1.0000000	0.00	214,372.67	0.00	50.11%
Class I-A-1 - VF - 1	394,175.79	394,175.79	-	0.00	649.95	0.00	0.15%
Certificates	-	-	-	-	528,509.72	-	-

Loan Group 1A
Beginning Overcollateralization Amount	802.29		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	(0.00)		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	802.29
Required Overcollateralization Amount	966,276.02

Loan Group 1B
Beginning Overcollateralization Amount	910.68		Credit Enhancement Draw Amount	0.00
Overcollateralization Amount Increase (Decrease)	0.00		Unreimbursed Prior Draws	0.00
Outstanding Overcollateralization Amount	910.68
Required Overcollateralization Amount	2,588,018.21

Loan Group 1A
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	234,737.83	14	0.18%
Delinquent Loans (60 Days)*	156,423.56	6	0.06%
Delinquent Loans (90 Days)*	80,504.37	2	0.03%
Delinquent Loans (120 Days)*	57,379.79	2	0.02%
Delinquent Loans (150 Days)*	15,000.00	1	0.01%
Delinquent Loans (180 Days)*	-	0	0.00%
REO	-	0	0.00%
FC	-	0	0.00%
BK	-	0	0.00%

Loan Group 1B
Group	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	165,665.78	4	0.13%
Delinquent Loans (60 Days)*	-	0	0.00%
Delinquent Loans (90 Days)*	84,200.00	2	0.03%
Delinquent Loans (120 Days)*	30,900.00	1	0.01%
Delinquent Loans (150 Days)*	-	0	0.00%
Delinquent Loans (180 Days)*	-	0	0.00%
REO	-	0	0.00%
FC	-	0	0.00%
BK	-	0	0.00%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

Groups	Capitalized Interest Account LG1A		Capitalized Interest Account LG1B
Beginning Balance	0.00		0.00
Withdraw relating to Collection Period	0.00		0.00
Interest Earned (Zero, Paid to Funding Account)	0.00		0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00		0.00
Interest earned for Collection Period	0.00		0.00
Interest withdrawn related to prior Collection Period	0.00		0.00

Prefunding Account	Loan Group 1A	Loan Group 1B
Beginning Balance	0.00	0.00
Additional Purchases During Revoliving Period	0.00	0.00
Excess Of Draws over Principal Collections	0.00	0.00
Remaining balance sent to Funding account	0.00	0.00
Total Ending Balance as Of Payment Date	0.00	0.00
Interest earned for Collection Period	0.00	0.00
Interest Withdrawn related to prior Collection Period	0.00	0.00

Funding Account	Loan Group 1A	Loan Group 1B
Beginning Funding Account Balance	0.00	2,363,518.49
Deposit to Funding Account	977,926.46	3,066,369.63
Excess Of Draws over Principal Collections	0.00	0.00
Payment for Additional Purchases	0.00	0.00
Prefunding balance sent to Funding account	0.00	0.00
Add Variable Funding Note	0.00	0.00
Ending Funding Account Balance as of Payment Date	977,926.46	5,429,888.12
Interest earned for Collection Period	27.06	1,026.11
Interest withdrawn related to prior Collection Period	181.68	251.34

Cuurent Month Repurchases Units	0	0
Cuurent Month Repurchases ($)	-	-